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Exhibit 99.3

Confidential

United Biscuits Finance plc

Exchange Offer for all Outstanding Unregistered
10 3/4% Senior Subordinated Notes due 2011 and
10 5/8% Senior Subordinated Notes due 2011

To:
Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

United Biscuits Finance plc (the "Company") is offering, upon and subject to the terms and conditions set forth in a prospectus dated May 13, 2004 (the "Prospectus"), and the enclosed letter of transmittal (the "letter of transmittal"), to exchange (the "Exchange Offer") (i) the Company's £45,000,000 outstanding 10 3/4% Senior Subordinated Notes due 2011 and €32,500,000 10 5/8% Senior Subordinated Notes due 2011 issued on February 16, 2004 and (ii) the Company's €285,000 outstanding 10 5/8% Senior Subordinated Notes due 2011 issued on April 17, 2001 (together, the "Unregistered Notes"), for its new issue of up to £45,000,000 aggregate principal amount of the Company's 10 3/4% Senior Subordinated Notes due 2011 and up to €32,785,000 aggregate principal amount of the Issuer's 10 5/8% Senior Subordinated Notes due 2011, each of which will be registered under a Registration Statement on Form F-4 under the Securities Act of 1933, as amended, (together, the "Exchange Notes").

We are requesting that you contact your clients for whom you hold Unregistered Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Unregistered Notes registered in your name or in the name of your nominee, or who hold Unregistered Notes registered in their own names, we are enclosing the following documents:

1.
Prospectus dated May 13, 2004;

2.
the letter of transmittal for your use and for the information (or the use, where relevant) of your clients;

3.
a Notice of Guaranteed Delivery to be used to accept the Exchange Offer if Unregistered Notes are not immediately available or time will not permit Unregistered notes or other required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.
a form of letter which may be sent to your clients for whose account you hold Unregistered Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

5.
guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., London time, on June 10, 2004, unless extended by the Company (the "Expiration Date"). The Unregistered Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed letter of transmittal (or facsimile thereof or agent's message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Unregistered Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the letter of transmittal and the Prospectus.

If holders of Unregistered Notes wish to tender, but Unregistered Notes are not immediately available or time will not permit Unregistered Notes or other required documents to reach the Exchange Act before the expiration date or the procedure for to comply with the book-entry transfer procedures on a timely basis cannot be completed on a timely basis, a tender may be effected by the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Unregistered Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Unregistered Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the letter of transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, as the Exchange Agent, at the address and telephone number set forth on the front of the letter of transmittal.

Very truly yours,
United Biscuits Finance plc

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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  Exhibit 99.3